                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934
                                 (Amendment No.)

Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

[x] Definitive Information Statement

                                  MedQuist Inc.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)  Amount Previously Paid:


2)  Form, Schedule or Registration Statement No.:


3)  Filing Party:


4)  Date Filed:

                                  MedQuist Inc.
                              Five Greentree Centre
                                    Suite 311
                                Marlton, NJ 08053

         NOTICE OF ACTION BY SHAREHOLDERS WITHOUT A MEETING PURSUANT TO
        SECTION 14A:5-6(2)(B) OF THE NEW JERSEY BUSINESS CORPORATION ACT

To Our Shareholders:

                  On May 21, 2000, the Board of Directors of MedQuist approved an amendment to our Stock Option Plan for Officers and Key Employees increasing the number of shares of common stock available for issuance under that plan by 2,000,000 shares. The amendment required approval of a majority of our shareholders eligible to vote on the matter. On September 14, 2000, Koninklijke Philips Electronics N.V., which holds such a majority, approved the amendment by signing a written consent in accordance with the provisions of Section 14A:5-6(2) of the New Jersey Business Corporation Law. As no additional approval is needed, no meeting of our shareholders will be held and your approval is not being solicited in connection with the amendment.

                   Pursuant to Section 14A:5-6(2), we are providing you with notice of approval of the amendment by Royal Philips. Pursuant to the Securities Exchange Act of 1934, as amended, along with this letter, we are furnishing you with an Information Statement relating to the amendment.

                  This Notice is first being mailed to all of our shareholders on or about September 18, 2000.

                  Your attention is directed to the enclosed Information Statement.

                                         By Order of the Board of Directors,

                                         By:  /s/ John M. Suender
                                              -------------------
                                         Name:  John M. Suender
                                         Title: Senior Vice President, General
                                                Counsel and Secretary

                                  MedQuist Inc.
                              Five Greentree Centre
                                    Suite 311
                                Marlton, NJ 08053
                               September 18, 2000

           PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULE 14c-101 AND SCHEDULE 14C THEREUNDER

                               GENERAL INFORMATION

                  This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Shareholders") of the common stock, no par value (the "Common Stock"), of MedQuist Inc., a New Jersey Corporation (the "Company"), in connection with an amendment to the Company's Stock Option Plan for Officers and Key Employees (the "Stock Option Plan") to increase the number of shares of Common Stock available for issuance under the Stock Option Plan by an additional 2,000,000 shares of Common Stock, such options to vest 20% per year on the first, second, third, fourth and fifth anniversary date of the date on which Koninklijke Philips Electronics N.V. ("Royal Philips" or the "Consenting Shareholder") accepts for payment shares of the Company pursuant to the terms of the Tender Offer (as defined below), (collectively, "the Amendment"). On May 21, 2000, the Board of Directors of the Company (the "Board") approved the Amendment, subject to Shareholder approval. On September 14, 2000, Royal Philips, being the owner of a majority of the outstanding Common Stock, executed a written consent approving the Amendment in accordance with Section 14A:5-6(2) of the New Jersey Business Corporation Law. Royal Philips previously agreed to approve the Amendment in connection with its recently-completed tender offer for the Company's Common Stock at $51.00 net per share (the "Tender Offer"). Your consent is not required and is not being solicited in connection with the approval of the Amendment. This Information Statement is being furnished pursuant to Section 14(c) of the Exchange Act and Rule 14c-101 and Schedule 14C thereunder, and, in accordance therewith, the Amendment to the Stock Option Plan will become effective on the 20th calender day following the mailing of this notice.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                  The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board has fixed the close of business on July 24, 2000 as the record date (the "Record Date") of the determination of Shareholders who are entitled to receive this Information Statement.

                  This Information Statement is being mailed on September 18, 2000 to all Shareholders of record as of the Record Date.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

                  As of the Record Date, the Company had 36,656,684 outstanding shares of Common Stock. As of the Record Date, the Consenting Shareholder owned approximately 25,311,060 shares of Common Stock, representing in excess of a majority of the 36,656,684 issued and outstanding shares of Common Stock. Each Shareholder would normally be entitled to one vote in person or by proxy for each share of Common Stock in his or her name on the books of the Company on any matter submitted to the vote of the Shareholders. However, under New Jersey law, any action which is permitted to be taken at a shareholder's meeting may be taken by written consent of the requisite number of shareholders required to take such action. The approval of the Amendment requires the written consent of the holders of at least a majority of the Company's outstanding shares of Common Stock. On September 14, 2000, the Consenting Shareholder consented to the approval of the Amendment. Therefore, the Company is not soliciting proxies and will not hold a meeting on this matter.

             AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR
                      ISSUANCE UNDER THE STOCK OPTION PLAN

                  Currently, a maximum of 5,130,000 shares of the Common Stock of the Company are reserved for issuance under the Stock Option Plan, of which options for 767,247 shares remain available for issuance. As modified by the Amendment, the maximum number of shares reserved for issuance pursuant to options granted under the Plan would be increased to 7,130,000, which would result in options for 2,767,247 shares being available for issuance in the future under the Stock Option Plan. A summary of the plan is set forth herein. A copy of the Stock Option Plan is on file at the Company and is available to Shareholders upon request.

                  The purpose of the proposed increase is to provide sufficient shares for option grants to officers and key employees of the Company. As of September 1, 2000, the Company had 767,247 shares available for option grants under the Stock Option Plan. The Board believes that it is in the best interests of the Company to have sufficient shares available under the Stock Option Plan to provide options to of its officers and key employees. From January 1, 1999 through September 1, 2000 the Company granted options to purchase 2,064,250 shares of Common Stock under the Stock Option Plan. Pursuant to the Amendment, the Company is permitted to grant options to purchase 2,000,000 shares of Common Stock under the Stock Option Plan. Specifically, one-half of the options are to be granted at an exercise price of $51.00 and one-half of the options are to be granted at an exercise price of $70.00; such options at $51.00 and $70.00 are to vest 20% per year on the first, second, third, fourth and fifth anniversary date on which Royal Philips accepts for payment shares pursuant to the terms of the Tender Offer. Effective upon the completion of the Tender Offer: each of John R. Emery and John M. Suender were granted options to purchase 40,000 shares of Common Stock at an exercise price of $51.00 and 40,000 shares of Common Stock at an exercise price of $70.00 (until August 15, 2000, Mr. Emery served as Senior Vice President, Treasurer and Chief Financial Officer but, as a result of Mr. Emery's resignation, his options at $51.00 and $70.00 will not vest); Ronald F. Scarpone was granted options to purchase 25,000 shares of Common Stock at an exercise price of $51.00 and 25,000 shares of Common Stock at an exercise price of $70.00; and John A. Donohoe was granted options to purchase 100,000 shares of Common Stock at an exercise price of $51.00 and 100,000 shares of Common Stock at an exercise price of $70.00. The Board believes that the Company and its shareholders significantly benefit from having the Company's officers and key employees receive options to purchase shares of Common Stock and that the opportunity thus afforded those employees to acquire Common Stock is an essential element of an effective management incentive program. The Board also believes that stock options are valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company.

                  Set forth below is a summary of certain significant portions of the Stock Option Plan.

                  Incentive Stock Option Plan. Currently, under the Company's Stock Option Plan, options to purchase a maximum of 5,130,000 shares of Common Stock are reserved for issuance to officers and key employees of the Company.

                  Eligibility and Administration. All officers and key employees of the Company or any current or future, direct or indirect, subsidiary of the Company (a "Subsidiary"), excluding all directors who are not employees of the Company or any Subsidiary, are eligible to receive options under the Stock Option Plan. The Stock Option Plan currently is administered by the Compensation Committee (the "Committee"). The Committee determines, among other things, which officers and key employees of the Company and any Subsidiary, excluding all directors who are not employees of the Company or any Subsidiary, will be granted options under the Stock Option Plan, whether options granted will be "Incentive Stock Options" (as defined under the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder) or non-qualified options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Stock Option Plan.

                  Amendment and Termination. Options may not be granted pursuant to the Stock Option Plan after January 16, 2002. The Board reserves the right at any time, and from time to time, to modify or amend the Stock Option Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the

Board; provided, however, that such action shall not affect options granted under the Stock Option Plan prior to the actual date on which such action occurred. If a modification or amendment of the Stock Option Plan is required by the Code, or the regulations thereunder, to be approved by the Shareholders of the Company in order to permit the granting of Incentive Stock Options pursuant to the modified or amended Stock Option Plan, such modification or amendment shall also be approved by the Shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board voluntarily submits a proposed modification, amendment, suspension or termination for Shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for Shareholder approval.

                  Number of Shares and Adjustment. The aggregate number of shares which may be issued upon the exercise of options granted under the Stock Option Plan is 5,130,000 shares of Common Stock (7,130,000 shares upon effectiveness of the Amendment). The aggregate number and kind of shares issuable under the Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Stock Option Plan.

                  Exercise Price and Terms. The exercise price for Incentive Stock Options granted under the Stock Option Plan must be equal to at least the fair market value of the Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Stock Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The exercise price for non-qualified options shall be determined by the Committee of the Board but, in no event shall the price be less than $1.00 per share. The market value of a share of Common Stock on September 11, 2000 was $19.94. The aggregate fair market value of the stock determined on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000.

                  Unless terminated earlier by the option's terms, options granted under the Stock Option Plan will expire 10 years after the date they are granted, except that if Incentive Stock Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant,
Section 422 of the Code requires that such options expire five years after the date they are granted.

                  Immediate Vesting Upon the Occurrence of Certain Events. The Stock Option Plan provides that all options vest immediately in the event of (a) the acquisition, directly or indirectly, by any person or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on the date hereof), of beneficial ownership (as such term is defined under Rule 13d-3 of the Exchange Act) of securities representing 50.1% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company (after giving affect to the exercise of any derivative securities held by such person or group) (the "Voting Power") or (b) the election of a majority of the Board as a result of one or more proxy contests within any period of three years. In such a case, the option holder would become immediately vested and therefore be able to exercise the option and benefit from any increase in the Company's stock price. As a result of the completion of the Tender Offer by Royal Philips, all options issued under the Stock Option Plan and outstanding on June 28, 2000 immediately vested other than some held by the Named Officers, John Emery, Ethan Cohen and John Quaintance. In the case of John Emery, 68,943 out of 78,000 options did not vest immediately. In the case of Ethan Cohen, 59,234 out of 68,071 did not vest and, in the case of John Quaintance, 44,400 out of 49,800 did not vest.

                  Otherwise, the Named Officers waived all rights to the accelerated vesting of the deferred vesting options which would have occurred upon the consummation of the transactions authorized by the Tender Offer. Such waiver shall be deemed revoked, and all deferred vesting options shall immediately vest in the event of the executive officer's death or disability, a termination of the executive officer by the Company without "cause" (as such term is defined in the Employment Agreements), the executive officer's receipt of notice from the Company of nonrenewal of the Employment Agreements, a voluntary resignation by the executive officer following a required relocation of the executive officer's principal place of business by more than 50 miles, or a failure by the Company to pay the compensation authorized by the Employment Agreement, provided that the executive officer has given the Company notice of such breach and the Company has not cured such breach within 30 days of the receipt of such notice (a "Material Breach").

                  Payment of Exercise Price. Payment of the option price on exercise of Incentive Stock Options and non-qualified options may be made in cash, by surrendering shares of Common Stock, or a combination of both. Under the terms of the Stock Option Plan, the Committee could interpret the provision of the Stock Option Plan which allows payment of the option price in shares of Common Stock to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock.

                  Termination of Service; Death and Non-Transferability. All unexercised Incentive Stock Options will terminate such number of days (not to exceed 90) as determined by the Committee after the date either (i) the optionee ceases to perform services for the Company or a Subsidiary, or (ii) the Company or a Subsidiary delivers or receives notice of an intention to terminate the employment relationship, regardless of whether or not a different effective date of termination is provided in such notice, but this termination date shall not apply in the cases of disability or death of the optionee (but in no event later than the expiration date). A holder of an Incentive Stock Option who ceases to be an employee because of a disability must exercise the option within one year after he or she ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but in no event later than the expiration date). The Committee can provide that the options may be transferred to descendants on trusts for the benefits of such descendants. Otherwise, no option granted under the Stock Option Plan is transferable except in the event of death by will or the laws of descent and distribution.

                  Federal Income Tax Consequences of the Stock Option Plan. Set forth below is a description of the federal income tax consequences to the recipient of options and the Company under the Code of the grant and exercise of options awarded under the Stock Option Plan.

                  Incentive Stock Options Granted Under the Stock Option Plan. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Stock Option (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as capital gain, and the Company will not be entitled to any deduction. A holding period of more than 12 months is required in order to tax such gain at the 20% rate added to the Code by the Taxpayer Relief Act of 1997. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term, mid-term, or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

                  The exercise of an Incentive Stock Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Stock Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition. Effective January 1, 1994, the Revenue Reconciliation Act of 1994 replaced the 24% alternative minimum tax rate on individuals with a two-tier alternative minimum tax rate having an initial rate of 26% and a second-tier rate of 28% on alternative minimum taxable income over $175,000.

                  An optionee who surrenders shares as payment of the exercise price of an Incentive Stock Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

                  Under the Code, all of the shares received by an optionee upon exercise of an Incentive Stock Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

                  Non-Qualified Options Granted Under the Stock Option Plan. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of non-qualified options. On the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162 of the Code) in an amount equal to such excess.

                  Upon the sale of stock acquired by exercise of a non-qualified option, optionees will realize long-term, mid-term, or short-term capital gain or loss depending upon their holding period for such stock. The Taxpayer Relief Act of 1997 revised the holding periods and tax rates for capital gains. In order to qualify for the new reduced 20% rate, a holding period of more than 12 months is required. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

                  An optionee who surrenders shares in payment of the exercise price of a non-qualified option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. The optionee will recognize ordinary income on the exercise of the non-qualified option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

                  Limitation on Company Deduction. Section 162(m) of the Code will generally limit to $1.0 million the Company's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option issued to an executive referred to above is not "performance based," the amount that would otherwise be deductible by the Company in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

                  New Plan Benefits Table. The amounts, if any, of stock options to be awarded to key employees is determined on an annual basis by the Committee and is not presently determinable. To the extent presently determinable, however, information regarding awards to the Named Officers in 2000 pursuant to the Amendment is provided on pages two and three herein. Information regarding awards to the Named Officers in 1999 is provided herein. See "Executive Compensation."

                            COMPENSATION OF DIRECTORS

                  Neither employee directors (i.e., Messrs. David A. Cohen and John A. Donohoe) nor directors appointed by Royal Philips (i.e., Messrs. Jan H.M. Hommen, Adri Baan, Hans M. Barella, William E. Curran, Ivo J.M. Lurvink and Cesar Vohringer (collectively, the "Royal Philips Directors")) are entitled to any compensation or stock options for serving on the Board.

                  The Company has a stock based deferred compensation plan for the Board (the "Board Deferred Stock Plan"). Under the Board Deferred Stock Plan, each non-employee director of the Company, excluding the Royal Philips Directors, is entitled to receive deferred compensation in the form of Common Stock having a fair market value of $18,000 on the date of grant (January 1 each year). Common Stock awarded under the Board Deferred Stock Plan is issued when a director leaves the Board unless a director chooses not to defer receipt under a particular grant. If a director chooses not to defer receipt of the award, the Common Stock is issued as of the date of grant and the director may elect to receive up to $6,000 of the award in cash. A director choosing not to defer receipt of the award will nevertheless be prohibited from selling the Common Stock issued pursuant to the Board Deferred Stock Plan until leaving the Board. Fair market value of a particular grant equals the closing price of the Common Stock on the date of grant. In 1999 and 2000, respectively, the fair market value of a share of Common Stock on the date of grant (January 1) under such plan was $39.50 and $25.813.

                  Pursuant to the terms of the Company's Nonstatutory Stock Option Plan for Non-employee Directors, during each calendar year in which a non-employee director serves, excluding the Royal Philips Directors, and so long as such director serves in such capacity on June 1 of such calendar year, such director is granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on the date of the grant of the option, which options are exercisable for a 10 year period commencing on the one-year anniversary of the grant date. Any options granted on or after June 1996, to the extent not exercised, terminate two years after the individual ceases to be a director of the Company but in no event later than the 10 year expiration date.

                       COMPENSATION OF EXECUTIVE OFFICERS

                  The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1997, 1998 and 1999, to its chief executive officer, and to the four most highly-compensated executive officers (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at December 31, 1999 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                         Annual Compensation                      Compensation Awards
                                         -------------------                      -------------------
                                                                            Securities            All Other
                                                                            Underlying          Compensation
        Name                      Year     Salary ($)    Bonus ($)        Options (#)(1)          ($) (2)
        ----                      ----     ----------    ---------        --------------          -------
David A. Cohen (3)                1999      $400,000      $300,000                $0               $4,016
                                  1998       321,154       362,500            70,000                1,675
                                  1997       270,000       135,000           210,000                4,568

John A. Donohoe, Jr. (4)          1999      $300,000      $135,000                $0               $4,304
                                  1998       228,846       170,000            40,000                1,768
                                  1997       186,346        63,000            60,000                  634

                                                                                      Long-Term
                                         Annual Compensation                      Compensation Awards
                                         -------------------                      -------------------
                                                                            Securities            All Other
                                                                            Underlying          Compensation
        Name                      Year     Salary ($)    Bonus ($)        Options (#)(1)          ($) (2)
        ----                      ----     ----------    ---------        --------------          -------
John R. Emery (5)                 1999      $175,000      $52,500                $0                $10,074
                                  1998       146,346       78,750            20,000                  1,562
                                  1997        97,500       24,375            90,000                    250

Ronald F. Scarpone (6)            1999      $150,000      $45,000                $0                 $4,016
                                  1998       139,000       34,750            20,000                  1,427
                                  1997       130,419       31,750            30,000                  4,498

John M. Suender (7)               1999      $160,000      $48,000                $0                 $9,400
                                  1998       135,277       74,750            20,000                  1,440
                                  1997       118,904       28,625            30,000                  3,831

--------------------

(1) The number of securities underlying the options reflect a 3-for-2 split of Common Stock on September 9, 1997 and a 2-for-1 split on June 15, 1998.

(2) Represents employer matching contributions under the Company's 401(k) plan and premiums paid by the Company on term life insurance and pay out of unused vacation time.

(3)   Mr. Cohen serves as Chairman and Chief Executive Officer.

(4)   Mr. Donohoe serves as President and Chief Operating Officer.

(5) Mr. Emery served as Senior Vice President, Treasurer and Chief Financial Officer from March 24, 1997 until August 15, 2000.

(6)   Mr. Scarpone serves as Senior Vice President - New Business Development.

(7)   Mr. Suender serves as Senior Vice President, General Counsel and
      Secretary.

                  Stock Option Grants in Fiscal 1999. No stock options or stock appreciation rights were granted to any of the Named Officers during 1999.

                  Stock Option Exercises and Holdings in Fiscal 1999. The following table summarizes the aggregate option exercises in the last fiscal year by each of the Named Officers and fiscal year-end value of unexercised options on an aggregate basis.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values


                                                              Number of Shares of Common               Value of Unexercised
                                                               Stock Underlying Options                in-the-Money Options
                                                                  at Fiscal Year-End                  at Fiscal Year-End (1)
                                                           ----------------------------         ------------------------------
                            Shares
                           Acquired          Value
      Name               on Exercise       Realized        Exercisable    Unexercisable         Exercisable      Unexercisable
      ----               -----------       --------        -----------    -------------         -----------      -------------
David A. Cohen                     0             $0            374,002          295,998          $6,814,840         $3,808,460
John A. Donohoe                    0             $0            228,392          119,000          $4,666,153         $1,505,421
John R. Emery                  9,000       $300,265             25,000           70,000            $300,483           $858,942
Ronald F. Scarpone                 0             $0             75,088           70,000          $1,441,427         $1,140,120
John M. Suender                6,522       $172,279             52,000           55,000            $906,624           $650,817

-------------------

(1) Based on the closing price on the Nasdaq Stock Market of $25.813 per share of Common Stock on December 31, 1999.

                  Executive Employment Contracts and Severance Agreements. The Company has a severance plan for the Named Officers. The plan provides that if a covered executive is terminated for any reason other than "cause" (which includes the failure to perform day-to-day duties as assigned by the Board) within 12 months after a "change in control," such covered executive is to receive, within 10 days of the termination, a one time severance payment equal to, in the case of Messrs. Cohen and Donohoe 24 months and in the case of Messrs. Emery, Scarpone and Suender 18 months, all cash compensation awarded to him in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place. The term "change in control" means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company, (c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (d) the election of a majority of the members of the Board as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's Shareholders in which a majority of the Board of the surviving corporation (or its ultimate parent) are not members of the Board,
(f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group).

                  The Named Officers, Cohen, Donohoe, Emery, Scarpone and Suender signed employment agreements with the Company (the "Employment Agreements") which became effective upon Royal Philips payment for shares of Common Stock tendered pursuant to the Tender Offer. The Employment Agreements supercede all prior employment agreements between the Company and the Named

Officers and will remain in effect until the third anniversary of the effective date, with automatic renewals for one year periods unless either party gives 90 days prior written notice. More specifically, the Employment Agreements provide that each Named Officer serve the Company in the same position and role in which he served prior to the effective date. Moreover, each Named Officer receives the same salary as he earned immediately prior to the effective date. In addition, each Named Officer is eligible for participation in the Company's short term targeted bonus plan in an amount equal up to a specified percentage of his base salary for Mr. Cohen such percentage will be 75%, for Mr. Donohoe, 45%, for Messrs. Emery, Scarpone and Suender, 30%.

                  Moreover, the consummation of the transactions authorized by the Tender Offer did not cause any options to vest immediately under the Stock Option Plan for Messrs. Cohen, Donohoe, Scarpone and Suender.

                  If the Company terminates an executive officer's employment without cause or if such executive officer voluntarily terminates his employment following a required location of his principal place of business by more than 50 miles or following a Material Breach, the executive officer will receive (i) accrued but unpaid salary prorated through the date of termination or effective date of resignation ("accrued salary"); (ii) a lump sum cash payment equal to two (in the case of Messrs. Cohen and Donohoe) or 1.5 (in the case of the case of Messrs. Emery, Scarpone and Suender) multiplied by the sum of all cash compensation awarded to the executive officer in the fiscal year immediately prior to termination, or if the executive officer's compensation was higher or would be higher on annualized basis, in the fiscal year in which such termination takes place; (iii) any benefits vested as the termination date ("vested benefits"); and (iv) unreimbursed expenses incurred prior to the termination date. If the executive officer's employment terminates due to health, disability or resignation, or if the Company terminates the executive officer's employment for cause, the executive officer will receive accrued salary, vested benefits, and unreimbursed expenses prior to the termination date.

                  Each executive officer is entitled to receive an additional tax "gross-up" payment which would put him in financial position after-tax that would have been in if the excise tax imposed by Code section 4999 (the "Excise Tax") did not apply to any benefits or payments received from the Company (the "payments"). Notwithstanding the foregoing, if it determined that the payments would not be subject to the Excise Tax if they were reduced by less than 10%, then the payments will be reduced to the maximum amount that could be paid to the executive officer without giving rise to the excise tax. In addition, the gross-up payment shall not apply to any stock option grant if the result would be to alter the basis on which compensation expense is measured for purposes of ABP Opinion Number 25.

                  During the term of the Employment Agreements, and for two years following an executive officer's termination of employment for any reason, such executive officer is prohibited from competing with the Company (limited to electronic transcription services and health information management solutions services businesses) or solicitation of the Company's clients or employees.

                  Compensation Committee Interlocks. The Committee consists entirely of non-employee directors. None of the Committee members has any interlocking or other relationship with the Company that would call into question their independence with respect to their duties.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

                  The information table sets forth certain information regarding the Company's Common Stock beneficially owned on September 1, 2000, by (i) each person known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director and the Named Officers, and (iii) all directors and executive officers of the Company as a group:



                                                  Shares Beneficially Owned (1)
                                                --------------------------------
                                                                      Percent of
           Name and Address (2)                 Number of Shares       Class (3)
           --------------------                 ----------------       ---------
Koninklijke Philips Electronics N.V. (4)           27,048,526            72.2%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Adri Baan (5)                                      27,048,526            72.2%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Hans M. Barella (5)                                27,048,526            72.2%
Building QM-228
Veenpluis 4-6
Best, the Netherlands 5684 PC

David A. Cohen (6)                                    872,405             2.4%

William E. Curran (5)                              27,048,526            72.2%
1251 Avenue of the Americas
New York, New York  10020-1104

                                                  Shares Beneficially Owned (1)
                                                --------------------------------
                                                                      Percent of
           Name and Address (2)                 Number of Shares       Class (3)
           --------------------                 ----------------       ---------
John R. Emery (7)                                         247              *

John A. Donohoe (8)                                   252,655              *

Jan H.M. Hommen (5)                                27,048,526            72.2%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Ivo J.M. Lurvink (5)                               27,048,526            72.2%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Ethan Cohen (9)                                           352              *

A. Fred Ruttenberg (10)                                34,986              *

Richard H. Stowe (11)                                   7,431              *

John H. Underwood (12)                                  7,182              *

Cesar Vohringer (5)                                27,048,526            72.2%
Computerstrasse 6
P.O. Box 274
A-1101 Vienna, Austria

Ronald F. Scarpone (13)                                36,843              *

John M. Suender (14)                                   24,433              *

Executive officers and directors as a group        28,285,060            75.5%
(15 persons) (5) (15)
----------------

*     Less than one percent.

(1) Beneficial ownership is determined with the rules of the Commission and includes voting or investment power with respect to shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for commuting the percentage ownership of any other person.

(2) Except where otherwise noted, the address of all persons listed is c/o MedQuist Inc., Five Greentree Centre, Suite 311, Marlton, New Jersey 08053.

(3) Applicable percentage of ownership as of September 1, 2000 is based on 36,672,509 shares of Common Stock outstanding.

(4) Royal Philips beneficial ownership is calculated by using a numerator of 27,048,526 and a denominator of 37,464,011. The numerator represents ownership of 25,825,086 shares of Common Stock by Royal Philips plus beneficial ownership of 1,223,440. The denominator represents the number of shares of Common Stock issued and outstanding as of September 1, 2000, plus 791,502 options that are to vest within 60 days of September 1, 2000.

(5) Messrs. Baan, Barella, Curran, Hommen, Lurvink and Vohringer, were, pursuant to the Tender Offer, appointed to the Board of the Company by Royal Philips. Messrs. Baan, Barella, Curran, Hommen, Lurvink and Vohringer disclaim beneficial ownership of shares.

(6) Includes 446,004 shares of Common Stock issuable upon the exercise of options granted to Mr. Cohen, 1,587 shares of Common Stock held in an IRA and 728 shares of Common Stock held in a 401(k).

(7) Mr. Emery resigned August 15, 2000. Includes 104 shares of Common Stock held in a 401(k).

(8) Includes 252,392 shares of Common Stock issuable upon the exercise of options granted to Mr. Donohoe and 22 shares of Common Stock held in a 401(k).

(9) Includes 36 shares of Common Stock held in a 401(k) and 267 shares of Common Stock held in an ESPP.

(10) Includes 27,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Ruttenberg, 1,763 shares of Common Stock held in an IRA and 6,223 shares of Common Stock issued under the Board Deferred Stock Plan.

(11) Includes 1,058 shares of Common Stock issuable upon the exercise options granted to Mr. Stowe and 1,153 shares issuable under the Board Deferred Stock Plan.

(12) Includes 6,124 shares of Common Stock issuable upon the exercise of options granted to Mr. Underwood and 1,058 shares of Common Stock held in an IRA.

(13) Includes 34,518 shares of Common Stock issuable upon the exercise of options granted to Mr. Scarpone, 597 shares of Common Stock held in a 401(k) and 1,728 shares of Common Stock held in an ESPP.

(14) Includes 24,406 shares of Common Stock issuable upon the exercise of options granted to Mr. Suender and 27 shares of Common Stock held in a 401(k).

(15) Includes 791,502 shares of Common Stock issuable upon the exercise of options granted to directors and executive officers, 7,376 shares of Common Stock issuable under the Board Deferred Stock Plan, 4,408 shares of Common Stock held in an IRA, 1,410 shares of Common Stock held in a 401(k) and 1,995 shares of Common Stock held in an ESPP.

                      INTEREST OF CERTAIN PERSONS IN OR IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

                  The Amendment was unanimously approved by the Board on May 21, 2000. On September 14, 2000 Royal Philips executed and delivered a written consent approving the Amendment.

                  The Shareholders have no right under the New Jersey Business Corporation Law, the Company's Certificate of Incorporation or By-Laws to dissent from any of the provisions adopted in the Amendment.

                           EFFECTIVE DATE OF AMENDMENT

                  Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the Amendment shall occur on the date which is 20 days after the date on which this Information Statement has been mailed to the Shareholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on October 12, 2000.

                                           By Order of the Board of Directors